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                                                                  EXHIBIT 10.6
                                                                  EXECUTION COPY

                  WECC FIXED PRICE GAS SALE AND POWER PURCHASE

                                    AGREEMENT

                                      AMONG

                CALPINE ENERGY SERVICES, L.P., CALPINE GENERATING

                 COMPANY, LLC, DELTA ENERGY CENTER, LLC AND LOS

                           MEDANOS ENERGY CENTER, LLC

                                   DATED AS OF

                                 MARCH 23, 2004

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             WECC FIXED PRICE GAS SALE AND POWER PURCHASE AGREEMENT


      This WECC Fixed Price Gas Sale and Power Purchase Agreement (as amended, modified and supplemented from time to time and together with the exhibits, schedules and any written supplements hereto, which are hereby incorporated herein and made a part hereof, the "Agreement"), is entered into as of March 23, 2004 (the "Effective Date"), by and among Calpine Generating Company,LLC, a Delaware limited liability company ("CGC"), Delta Energy Center, LLC, a Delaware limited liability company ("Delta"), Los Medanos Energy Center, LLC, a Delaware limited liability company ("LMEC") (each of Delta and LMEC is a "Facility Owner" or the "Company") and Calpine Energy Services, L.P., a Delaware limited partnership ("CES")

                        ARTICLE ONE: GENERAL DEFINITIONS

      1.1 "Actual Availability" means, for any Facility for any period, (i) the Actual Energy Production for such Facility during such period divided by (ii) the Scheduled Energy Production for such Facility during such period.

      1.2 "Actual Energy Production" means, for any Facility for any Period, the total number of MWhs associated with the Applicable Capacity produced by such Facility (as measured at the Power Delivery Point) during On Peak Hours during such period, excluding Scheduled Outage Periods.

      1.3 "Affiliate" means, with respect to any Person, any other Person (other than an individual) that, directly or indirectly, through one or more intermediaries, controls, or is controlled by, or is under common control with, such person. For this purpose, "control" means the direct or indirect ownership of more than fifty percent (50%) of the outstanding capital stock or other equity interests having ordinary voting power.

      1.4 "Applicable Capacity" means, as to any Facility, the applicable capacity as set forth for such Facility on the applicable Facility Schedule under the caption "Applicable Capacity" during the periods specified in such Facility Schedule.

      1.5 "Availability Factor" means ninety-eight percent (98%) for each Day that is not a Planned Outage Day and the applicable Planned Outage Percentage shown on the respective Facility Schedules for each Day that is a Planned Outage Day.

      1.6 "Bankrupt" means with respect to any entity, such entity (i) files a petition or otherwise commences, authorizes or acquiesces in the commencement of a proceeding or cause of action under any bankruptcy, insolvency, reorganization or similar law, or has any such petition filed or commenced against it, (ii) makes an assignment or any general arrangement for the benefit of creditors,
(iii) otherwise becomes subject to an involuntary petition seeking to declare such entity bankrupt or insolvent or seeking liquidation or reorganization of such entity, if such petition is not timely controverted and dismissed within 60 days after filing, (iv) has a liquidator, administrator, receiver, trustee, conservator or similar official appointed with respect to it or any substantial portion of its property or assets, or (v) is generally unable to pay its debts

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as they fell due. "Bankruptcy" means, with respect to any entity, the condition or state of being Bankrupt.

      1.7 "Baseload Power Products" means all Power Products other than Peaking Power Products generated by a Facility.

      1.8 "British thermal unit" or "Btu" shall mean the International BTU, which is also called the Btu(IT).

      1.9 "Business Day" means any day except a Saturday, Sunday, or a Federal Reserve Bank holiday. A Business Day shall open at 8:00 a.m. and close at 5:00 p.m. local time for the relevant Facility. The relevant Party, in each instance unless otherwise specified, shall be the Party from whom the notice, payment or delivery is being sent and by whom the notice or payment or delivery is to be received.

      1.10 "Buyer" means (i) with respect to Gas supplied hereunder, the Company and (ii) with respect to Power Products supplied hereunder, CES.

      1.11 "Capacity" means with respect to a Facility, its Applicable Capacity.

      1.12 "Claiming Party" has the meaning set forth in Section 3.4.

      1.13 "Claims" means all third party claims or actions, threatened or filed and, whether groundless, false, fraudulent or otherwise, and the resulting losses, damages, expenses, attorneys' fees and court costs, whether incurred by settlement or otherwise, and whether such claims or actions are threatened or filed prior to or after the termination of this Agreement.

      1.14 "Commercial Operation" means, with respect to a Facility, that such Facility is able to operate and produce electric energy for commercial sale consistently with Prudent Engineering and Operating Practices and applicable laws.

      1.15 "Consent Parties" means (i) with respect to CGC, CES, (ii) with respect to a Facility Owner, CGC and CES, and (iii) with respect to CES, CGC and the Facility Owner of the affected Facility.

      1.16 "Contract Price" has the meaning set forth in Article Four.

      1.17 "Contracted Power Products" has the meaning set forth in Section 2.1.

      1.18 "Costs" means, with respect to the Non-Defaulting Party, brokerage fees, commissions and other similar third party transaction costs and expenses reasonably incurred by such Party either in terminating any arrangement pursuant to which it has hedged its obligations or entering into new arrangements which replace this Agreement if terminated with respect to one or more Facilities; and all reasonable attorneys' fees and expenses incurred by the Non-Defaulting
Party in connection with the termination of this Agreement as to one or more Facilities.

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      1.19 "Daily Scheduled Energy Production" means, for any Facility and any period, the total energy production Scheduled by CES in accordance with this Agreement, not to exceed the Applicable Capacity of such Facility, for each On Peak Hour of an On Peak Day, including, if applicable, Days during such period when the Facility was deemed Scheduled pursuant to Section 4.3 notwithstanding the existence of a Force Majeure, but excluding Scheduled Outage Periods.

      1.20 "Day" means, with respect to each Facility, the twenty-four (24) hour period beginning with the hour ending 0700 local time on one calendar day and ending with the hour ending 0600 local time on the next calendar day.

      1.21 "Defaulting Party" has the meaning set forth in Section 5.1.

      1.22 "Delivery Point" means Gas Delivery Point for Gas and Power Delivery Point for the Power Product.

      1.23 "Early Termination Date" has the meaning set forth in Section 5.2.

      1.24 "Effective Date" has the meaning set forth in the preamble to this Agreement

      1.25 "Equitable Defenses" means all bankruptcy, insolvency, reorganization and other laws affecting creditors' rights generally, equitable defenses generally, and with regard to equitable remedies, the discretion of the court before which proceedings to obtain same may be pending.

      1.26 "Event of Default" has the meaning set forth in Section 5.1

      1.27 "Facility" means each of the electric generating facilities described on Exhibit A attached hereto. References herein to a particular
Facility by name (e.g. the Delta Facility) shall mean the Facility so identified on Exhibit A, as the same may be amended or deemed amended from time to time to reflect the addition or sale or transfer of Facilities.

      1.28 "Facility Owner" has the meaning defined in the preamble to this Agreement.

      1.29 "Facility Schedule" means each of Schedules 1 and 2 attached hereto, which schedules set forth certain indices, plant specific data and other information relating to each of the Facilities.

      1.30 "Facility Transportation Charge Adjustment" means, with respect to a Facility, the "Facility Transportation Charge Adjustment" indicated for such Facility on the applicable Facility Schedule.

      1.31 "FERC" means the Federal Energy Regulatory Commission or any successor government agency having similar jurisdiction..

      1.32 "Fixed Payment" has the meaning set forth in Section 4.1.

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      1.33 "Force Majeure" means an event or circumstance which prevents one
Party from performing its obligations under this Agreement, which event or circumstance is not within the reasonable control of, or the result of the negligence of, willful misconduct of or willful failure to comply with this Agreement by, the Claiming Party and which, by the exercise of due diligence, the Claiming Party is unable to overcome or avoid or cause to be avoided, including without limitation the following: (i) events causing physical loss or damage to any Facility, including acts of God, unusually severe weather conditions, civil disturbance, damage or breakdown of necessary facilities, fire, flood and earthquake, (ii) strikes, lockouts or labor disputes not solely by or against the Claiming Party, and (iii) changes in laws, rules and regulations after the date hereof or actions by governmental authorities, including suspension or revocation of permits and approvals for reasons other than non-compliance or violation of an applicable law, rule or regulation. Force Majeure shall not include (i) the loss of Buyer's markets; (ii) Buyer's inability economically to use or resell the Product purchased hereunder; (iii) the loss or failure of Gas supply; (iv) Seller's ability to sell the Product at a price greater than the Contract Price; or (v) complete or partial curtailment by a Transmission Provider or a Transporter unless the Claiming Party has contracted for firm transmission or transportation, as applicable. Notwithstanding anything to the contrary contained in the foregoing, the Company shall be entitled to claim Force Majeure with respect to a Facility in the event of (a) CES's failure to Schedule and deliver sufficient Gas to the applicable Gas Delivery Point to operate such Facility as Scheduled for any reason not the result of the Company's gross negligence or willful misconduct, and (b) CES's failure to provide sufficient transmission capacity to export Power Products Scheduled by CES from the applicable Power Delivery Point for any reason not the result of the Company's gross negligence or willful misconduct.

      1.34 "Gains" means, with respect to any Party, an amount equal to the present value of the economic benefit to it, if any (exclusive of Costs), resulting from the termination of this Agreement with respect to one or more Facilities, determined in a commercially reasonable manner.

      1.35 "Gas" means natural gas conforming to the requirements of this Agreement.

      1.36 "Gas Delivery Point" means, for any Facility, the "Gas Delivery Point" indicated for such Facility on the applicable Facility Schedule.

      1.37 "Governmental Charges" has the meaning set forth in Section 8.2.

      1.38 "Guarantor" means Calpine Corporation.

      1.39 "Guaranty" has the meaning set forth in Section 9.11.

      1.40 "Imbalance Charges" shall mean any fees, penalties, costs or charges (in cash or in kind) assessed by a Transporter for failure to satisfy the Transporter's balance and/or nomination requirements.

      1.41 "Interest Rate" means, for any date, the lesser of (a) the per annum rate of interest equal to the prime lending rate as may from time to time be published in The Wall Street Journal under "Money Rates" on such day (or if not published on such day on the most recent preceding

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day on which published), plus two percent (2%) and (b) the maximum rate permitted by applicable law.

      1.42 "ISO" means, as to any Facility, the independent system operator, regional transmission organization, control area operator or similar entity controlling the transmission system used by the Transmission Provider serving such Facility.

      1.43 "Losses" means, with respect to any Party, an amount equal to the present value of the economic loss to it, if any (exclusive of Costs), resulting from termination of this Agreement with respect to one or more Facilities, determined in a commercially reasonable manner.

      1.44 "MMBtu" shall mean one million British thermal units, which is equivalent to one dekatherm.

      1.45 "NERC Holiday" means any day that is a holiday as defined by the North American Electric Reliability Council or any successor organization thereto.

      1.46 "Non-Defaulting Party" has the meaning set forth in Section 5.2

      1.47 "Off Peak Days" means Sundays and NERC Holidays.

      1.48 "Off Peak Hours" means, for any Facility, (i) the eight (8) hour period during On Peak Days beginning with the hour ending 2300 and ending with the hour ending 0600, local time, and (ii) all hours on Off Peak Days.

      1.49 "Off Peak Power Products" means all Baseload Power Products generated by a Facility during Off Peak Hours.

      1.50 "On Peak Days" means Monday through Saturday except NERC Holidays.

      1.51 "On Peak Hours" means, for any Facility, the sixteen (16) hour period during each On Peak Day beginning with the hour ending 0700 and ending with the hour ending 2200, local time.

      1.52 "On Peak Power Products" means all Baseload Power Products generated by a Facility during On Peak Hours.

      1.53 "Party" means CGC, each of the Facility Owners, and/or CES, as specified or as the context requires.

      1.54 "Peaking Power Products" means all Power Products generated by a Facility by supplemental natural gas duct firing into the Facility's heat recovery steam generator(s), by steam injection or by other power production augmentation techniques that involve operating a Facility in excess of its baseload operating mode.

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      1.55 "Person" means any natural person, corporation, partnership, limited liability company, firm, association, government, political subdivision, governmental agency, bureau, commission or other authority, or other entity.

      1.56 "Power Delivery Point" means, for any Facility, the "Power Delivery Point" indicated for such Facility on the applicable Facility Schedule.

      1.57 "Power Product" means electric capacity, energy or other generator -based product(s) related thereto.

      1.58 "Product" means a Power Product or Gas, as specified or as the context may require.

      1.59 "Prudent Engineering and Operating Standards" means those practices, methods, equipment, specifications and standards of safety and performance, as the same may change from time to time, as are commonly used by independent operators of electric generation stations of a type and size similar to those constituting the applicable Facility as good, safe and prudent engineering and operating practices in connection with the operation, maintenance, repair and use of gas turbines, electrical generators and other equipment and facilities with commensurate standards of safety, performance, dependability, efficiency and economy. Prudent Engineering and Operating Practices are not intended to be limited to the optimum practice or method to the exclusion of others, but rather to be a spectrum of possible but reasonable practices and methods.

      1.60 "Quantity" means that quantity of the Product that Seller agrees to make available or sell and deliver, or cause to be delivered, to Buyer, and that Buyer agrees to purchase and receive, or cause to be received, from Seller hereunder.

      1.61 "Recording" has the meaning set forth in Section 2.6.

      1.62 "Reduced Semiannual Period" has the meaning set forth in Section 4.3(c).

      1.63 "Regulatory Event" has the meaning set forth in Section 9.7.

      1.64 "Responsible Officer" means, as to any entity, the president chief executive officer, secretary, treasurer, chief financial officer or any vice president of such entity, or the designee of such officer.

      1.65 "RMR Agreements" means (i) that certain Must-Run Service Agreement dated February 10, 2003 between Delta Energy Center, LLC and California Independent System Operator Corporation, and (ii) Must-Run Service Agreement dated September 27,1999 between Los Medanos Energy Center, LLC (as successor to Pittsburg District Energy Facility, LLC) and California Independent System Operator Corporation, in each case as amended from time to time.

      1.66 "Schedule" or "Scheduling" means the actions of Seller, Buyer and/or their designated representatives, including each Party's Transmission Providers or Transporters, if applicable, of notifying, requesting and confirming to each other the quantity and type of Product to be delivered on any given day or days at a specified Delivery Point.

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      1.67 "Scheduled Energy Production" means, for any Facility for any period, the total of the Daily Scheduled Energy Production for each On Peak Day during such period, excluding Scheduled Outage Periods.

      1.68 "Scheduled Outage Period" means, as to any Facility, the period during which the Company has actually scheduled a maintenance outage for the Facility, not to exceed a total of thirty (30) Days per calendar year for such Facility. Scheduled Outage Periods may, but need not, occur during Planned Outage Months.

      1.69 "Secured Obligations" means the "Secured Obligations" as defined in that certain Security Agreement dated as of March 23, 2004 by and between CGC, the Facility Owners, as guarantors, and Wilmington Trust Company, as collateral trustee.

      1.70 "Seller" means (i) with respect to Gas supplied hereunder, CES, and
(ii) with respect to Power Products supplied hereunder, the Company.

      1.71 "Semiannual Period" means each six month period beginning on January 1 and July 1 during the Term of this Agreement.

      1.72 "Term" has the meaning set forth in Section 2.3.

      1.73 "Termination Notice" has the meaning set forth in Section 5.2.

      1.74 "Termination Payment" means, as of an Early Termination Date, an amount equal to a Non-Defaulting Party's Losses plus Costs minus Gains, in each case resulting from the termination of this Agreement with respect to an applicable Facility or Facilities, but not less than zero.

      1.75 "Transmission Provider" means any entity or entities transmitting or transporting any Power Product on behalf of Seller or Buyer to or from the Power Delivery Point.

      1.76 "Transporter" means any entity or entities transporting Gas on behalf of Seller or Buyer to or from the Gas Delivery Point.

      1.77 "Variable O&M Amount" means, for any Facility, the "Variable O&M Amount" indicated for such Facility on the applicable Facility Schedule.

                 ARTICLE TWO: PURCHASE AND SALE OF GAS AND POWER

      2.1 Purchase and Sale of Gas and Power. For and in consideration of the Contract Price and subject to the terms and conditions of this Agreement, including without limitation Section 2.2, CES agrees to purchase from the Company, and the Company agrees to sell to CES, all On Peak Power Products produced from the Applicable Capacity of each Facility, (the "Contracted Power Products"), and CES agrees to sell to the Company, and the Company agrees to purchase from CES, all Gas needed by the Facilities to operate and to produce all such Contracted Power Products. The Contracted Power Products do not include
(i) any On Peak Power Products associated with any capacity of the Facility other than its Applicable Capacity,

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(ii) any Off Peak Power Products, or (iii) any Peaking Power Products. The
Company and CES acknowledge and agree that, except for the RMR Agreements and as expressly provided herein, the foregoing purchase and sale arrangements shall be exclusive and that, as a result, (A) the Company will sell all Contracted Power Products generated by the Facilities only to CES, and (B) CES will supply all the Gas the Company needs for all of its Facilities in order to produce the Contracted Power Products, and the Company will only obtain Gas for its Facilities needed to produce the Contracted Power Products from CES. Once the Contracted Power Products are sold to CES, CES shall be entitled to sell, transfer or otherwise dispose of such Power Products as it elects in its sole discretion. CES shall also have the right to Schedule deliveries of Contracted Power Products to and from each Facility in its discretion as provided below.

      2.2 Certain Limitations. Notwithstanding anything to the contrary contained in this Agreement, including the exclusivity described in Section 2.1, the Facility Owners shall have the right to sell all Power Products and otherwise perform all of their respective obligations under the RMR Agreements, and CES's Scheduling of the Facilities shall not be inconsistent with the Facility Owners' obligations under the RMR Agreements. CES shall supply the Facility Owners, and the Facility Owners shall purchase from CES, all Gas required to comply with their respective obligations under the RMR Agreements.

      2.3 Term. The "Term" of this Agreement shall be the period commencing on the Effective Date and ending on December 31,2009, unless sooner terminated as provided herein.

      2.4 Multiple Facilities. This Agreement applies to the delivery of Gas to and the receipt of Contracted Power Products from each of the Facilities. In applying this Agreement with respect to any particular Facility, "Company" shall be understood to mean the applicable Facility Owner with respect to such Facility, unless the context indicates otherwise (e.g. that all Facility Owners are intended to be included). While this Agreement refers to all the Facilities, the terms of this Agreement shall apply individually to each Facility as well as the Facilities as a whole where so specified or where the context so requires. In the event the Company sells or otherwise transfers a Facility (it being understood that a sale in violation of agreements between the Company and the holders of the Secured Obligations or a foreclosure on one or more of the Facilities by the holders of the Secured Obligations does not constitute a sale by the Company for purposes of this Section 2.4), (i) this Agreement shall not apply to such Facility or Facility Owner from and after the effective date of such sale and shall be amended to delete the Facility Schedule related to such Facility and to reduce the Fixed Payment by an amount that is proportional to the proportion that the Applicable Capacity of such Facility constitutes of the total Applicable Capacities of the Facilities subject to this Agreement, and
(ii) CGC, the applicable Facility Owner and CES will be released from all future liabilities, and will no longer have any obligations, hereunder with respect to such Facility from and after the date of such sale or transfer. In the event of a foreclosure on one or more of the Facilities by the holders of the Secured Obligations, this Agreement may be divided into two separate agreements, each relating to a specific Facility, on the identical terms and conditions as this Agreement and for the then remaining term hereof, but applied to such Facility only, and with the Contract Price modified to reflect only those elements applicable to such Facility.

      2.5 Recording. Unless a Party expressly objects to a Recording (defined below) at the beginning of a telephone conversation, each Party consents to the creation of a tape or electronic

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recording ("Recording") of all telephone conversations between the Parties to this Agreement, and that any such Recordings will be retained in confidence, secured from improper access, and may be submitted in evidence in any proceeding or action relating to this Agreement. Each Party waives any further notice of such monitoring or recording, and agrees to notify its officers and employees of such monitoring or recording and to obtain any necessary consent of such officers and employees. The Recording, and the terms and conditions described therein, if admissible, shall be the controlling evidence for the Parties' agreement with respect to a particular Schedule or other matters related to the Facilities or the administration or operation of this Agreement in the event of a disagreement between the Parties.

                    ARTICLE THREE: OBLIGATIONS AND DELIVERIES

      3.1 Delivery of Product; Title. CES shall deliver all Gas required for each Facility to produce the Contracted Power Products to such Facility's Gas Delivery Point, and the Company shall deliver the Contracted Power Products generated by each Facility to such Facility's Power Delivery Point. Except as expressly provided on a Facility Schedule, CES shall be responsible for all costs or charges imposed on or associated with the delivery of Gas to the Gas Delivery Point for each Facility and for the transmission of all Power Products from the Power Delivery Point for each Facility, notwithstanding whether or not such transmission or transportation rights or services are held by CES and whether or not title to the Gas or Power Products may have passed from CES to the Company or from the Company to CES at a different point, and CES hereby agrees to reimburse the Company for any such costs or charges to the extent paid for by the Company except to the extent that a Facility Schedule expressly provides that such costs and charges are to be paid by the Company. Title to the Gas supplied hereunder shall pass from CES to the Company at the Gas Delivery Point for the applicable Facility, and title to all Power Products sold by the Company to CES hereunder shall pass from the Company to CES at the Power Delivery Point for the applicable Facility. Subject to the terms and conditions of this Agreement regarding responsibility for payments and other matters, CES and the Company shall cooperate and use commercially reasonable efforts to facilitate the deliver of Gas and Power Products hereunder.

      3.2 Transmission and Scheduling. Subject to Section 2.2, CES shall have complete rights to Schedule deliveries of the Contracted Power Products from each Facility and to control the operation and dispatch of each Facility, so long as such operation and dispatch is consistent with (i) Prudent Engineering and Operating Practices, (ii) all manufacturer's recommendations and warranties with respect to the Facility in question, (iii) the Schedules for delivery of Gas to such Facility delivered by CES pursuant to Section 3.3 below, and (iv) the requirements of the RMR Agreements. Subject to the foregoing, CES shall deliver all Schedules and operating instructions to the Company with respect to each Facility a sufficient time in advance of the day ahead or intra-day scheduling deadlines, as applicable, in the applicable Transmission Provider's or ISO's tariff, as applicable, to enable the Company to comply with the requirements of the applicable Transmission Provider's or ISO's tariff. The Company shall deliver all Contracted Power Products Scheduled by CES with respect to each Facility to the applicable Power Delivery Point unless prevented from doing so by Force Majeure.

      3.3 Gas Transportation and Scheduling. Subject to Section 2.2, CES shall Schedule Gas deliveries to each Facility that are consistent with (i) the Schedules for delivery of

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     Contracted Power Products from such Facility and the RMR Agreements, (ii)
Prudent Engineering and Operating Practices, and (iii) all manufacturer's recommendations and warranties with respect to the Facility in question. The Parties shall coordinate their nomination activities with respect to Gas, giving sufficient time to meet the deadlines of the affected Transporter(s). CES shall deliver nominations to the affected Transporter(s) a sufficient time in advance of the earliest first of month nomination deadline for monthly nominations and the intra-month nomination deadline for subsequent nominations, if intra-month changes are authorized, for the Transporter(s) delivering Gas for each Facility, and shall give the Company timely prior notice, sufficient to meet the requirements of all Transporter(s) involved in the transaction, of the quantities of Gas to be delivered and purchased each Day. Should any Party become aware that actual deliveries of Gas at one or more Gas Delivery Point(s) are greater or less than the Scheduled Gas deliveries, then such Party shall promptly notify the other affected Parties. The affected Parties shall use commercially reasonable efforts to avoid imposition by any Transporter of imbalance charges. Unless they result from the failure by the Company to accept Gas that is properly Scheduled and delivered and such failure is not excused by Force Majeure, all imbalance charges assessed by any Transporters shall be CES's responsibility.

      3.4 Force Majeure. To the extent any Party is prevented by Force Majeure from carrying out, in whole or part, its obligations under this Agreement, such Party (the "Claiming Party") shall give notice and details of the Force Majeure to the other Parties as soon as practicable. Subject to the Claiming Party's obligation to remedy the Force Majeure as soon as possible, the Claiming Party shall be excused from the performance of its obligations (other than the obligation to make payments then due or becoming due with respect to performance prior to the Force Majeure), and the non-Claiming Party shall not be required to perform or resume performance of its obligations to the Claiming Party corresponding to the obligations of the Claiming Party excused by Force Majeure until the Force Majeure has been remedied; provided, however, that in the case of a Force Majeure affecting the Company or CES, CES shall continue to make payments under Article Four notwithstanding such Force Majeure, subject, however, in the case of Force Majeure affecting the Company, to adjustment as provided in Section 4.3. The Claiming Party shall remedy the Force Majeure as quickly as reasonably possible; provided, however, that the Claiming Party shall not be obligated, either in connection with remedying a Force Majeure or in exercising due diligence in overcoming or avoiding it, to provide or pay for replacement Product except as expressly provided herein or to settle or compromise any strike, lockout or labor dispute.

      3.5 Quality and Measurement. All Gas delivered by CES shall meet the pressure, quality and heat content requirements of the receiving Transporter at the Gas Delivery Point. Measurement of Gas quantities hereunder shall be in accordance with the established procedures of the receiving Transporter at the Gas Delivery Point. All Contracted Power Products delivered by the Company shall meet the frequency, voltage and other quality requirements of the receiving Transmission Provider at the Power Delivery Point. Measurement of Power Product quantities hereunder shall be in accordance with the established procedures of the receiving Transmission Provider at the Power Delivery Point.

      3.6 Cooperation and Further Assurances. Company and CES shall cooperate with each other in a commercially reasonable manner in carrying out their respective obligations

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under this Agreement, including without limitation with respect to Scheduling, delivery and receipt of Gas and Power Products.

                          ARTICLE FOUR: CONTRACT PRICE

      4.1 Calculation of Contract Price. For each month during the Term, CES shall pay to the Company the Contract Price. "Contract Price" shall be the amount in U.S.$ calculated as follows:

 "Contract Price" =     the Fixed Payment for such month + the sum of the VOM
                        Adjustments for each Facility for such month + the Transportation Charge Adjustment.

 For purposes of the foregoing calculation of the Contract Price:

"Fixed Payment" =       $3,615,346 per month

"VOM Adjustment" =      With respect to each Facility, the Variable O&M Amount *
                        Energy Produced

"Energy Produced" =     With respect to each Facility, the total number of MWh
                        associated with the Applicable Capacity actually produced by such Facility during On Peak Hours during the applicable month

Transportation Charge
Adjustment =            The sum of the Facility Transportation Charge
                        Adjustments for the Facilities

      4.2 Deemed Availability. CES and the Company acknowledge and agree that, except as provided in Section 4.3, the Contract Price will be made on the basis of the designated quantities and formulas set forth in Sections 4.1, the definitions in Article 1 and the applicable Facility Schedules, regardless of actual day-to-day performance of each Facility, which may be better or worse than that assumed herein. CES and the Company agree that, even though results may vary from month to month, the method of calculating the Contract Price, together with the adjustments pursuant to Section 4.3, is based on a reasonable estimate of the actual availability and output of each Facility over time and that the Contract Price represents a reasonable payment for the Capacity and Contracted Power Products to be provided hereunder.

      4.3 Adjustments to Contract Price.

      (a) Within thirty (30) days after the end of each Semiannual Period, the Company shall deliver to CES a certificate signed by a Responsible Officer of the Company certifying with respect to each Facility (i) that the Actual Availability of such Facility during such Semiannual Period was not less than 80% for such Semiannual Period in the aggregate or (ii) if the Actual Availability of such Facility during such Semiannual Period was less than 80% for such Semiannual Period, specifying the Actual Availability for such Semiannual Period as a percentage. For purposes of calculating the Actual Availability of a Facility for a Semiannual Period, (A) both the Actual Energy Production and the Scheduled Energy Production during Scheduled Outage Periods during such Semiannual Period shall be deemed to be zero, and (B) to the extent that such Facility is wholly or partially prevented from operating by a Force Majeure, such Facility shall be deemed to have been Scheduled at its Applicable Capacity during such periods (or, in the event a Force Majeure only partially affects such Facility's availability, deem such affected portion of such Facility's Applicable Capacity so Scheduled) for all On Peak Hours during such period.

      (b) If the Company delivers the certification described in Section 4.3(a)(i) for a Semiannual Period, there shall be no adjustment to the Contract Price for the next Semiannual Period.

      (c) If the Company delivers the certification described in Section 4.3(a)(ii) for a Semiannual Period with respect to any Facility, the Monthly Amounts for the next Semiannual Period (the "Reduced Semiannual Period") for such Facility shall be adjusted by multiplying the Fixed Payment otherwise includable in the calculation of Contract Price under Section 4.1 by a fraction, the numerator of which is the Actual Availability for such Facility for the Semiannual Period specified by the Company, expressed as a percentage, in such certification and the denominator of which is ninety-eight percent (98%). However, if the Facility achieves an Actual Availability of 90% for 30 or more consecutive Days during a Reduced Semiannual Period, then, beginning with the month next following the end of such 30 consecutive day period, the Fixed Payment with respect to such Facility shall not be reduced as provided in the previous sentence for the remainder of such Reduced Semiannual Period.

      (d) If the certificate delivered pursuant to Section 4.3(a) with respect to a Reduced Semiannual Period states that the Actual Availability for such Reduced Semiannual Period was not less than 80%, then there shall be no adjustment to the Contract Price for the next Semiannual Period following the Reduced Semiannual Period, and the full Contract Price shall be payable for such next Semiannual Period. If, however, the Company delivers the certification described in Section 4.3(a)(ii) for a Reduced Semiannual Period stating that the Actual Availability for such Reduced Semiannual Period was less than 80%, the Contract Price for the next Semiannual Period following the Reduced Semiannual Period shall again be adjusted as provided in Section 4.3(c).

      (e) In calculating the Actual Availability for a Semiannual Period, the Company shall use all reasonably available data and shall calculate the Actual Availability in accordance with generally established methods and procedures used in the electric power industry in the United States. Partial outages shall be prorated accordingly.

      (f) If CES disputes the calculation of Actual Availability set forth in any certificate delivered pursuant to Section 4.3(a), it shall give the Company written notice of such dispute, including the reasons therefor, within fifteen
(15) Days after receipt of the Company's certificate. If the Parties are unable to resolve the dispute before the date that a payment affected by the dispute is payable hereunder, CES shall make payment based on the certificate that was delivered, but, if upon resolution of such dispute, it is determined that a lesser amount was properly payable by CES hereunder, CES may offset the difference between the amounts actually paid and the amounts determined to be properly payable, together with interest on such difference at the Interest Rate from the date of the overpayment until the date it is recovered (through repayment or offset), against amounts otherwise due and payable by CES to the Company hereunder.

                    ARTICLE FIVE: EVENTS OF DEFAULT; REMEDIES

      5.1 Events of Default. An "Event of Default" shall mean, with respect to a Party (a "Defaulting Party"), the occurrence of any of the following:

            (a) the failure to make, when due, any payment required pursuant to this Agreement if such failure is not remedied within ten
                  (10) Days after written notice;

            (b) any representation or warranty made by such Party herein is false or misleading in any material respect when made or when deemed made or repeated, such inaccuracy has a material adverse effect on such Party's performance of or ability to perform its obligations under this Agreement, and such inaccuracy is not corrected within thirty (30) Days after written notice, or, if such inaccuracy cannot reasonably be cured within such thirty (30) Day period, such additional period, not to exceed ninety (90) Days in the aggregate, as may reasonably be necessary to cure such inaccuracy, so long as the Defaulting Party is making diligent efforts to do so;

            (c) the failure to perform any material covenant or obligation set forth in this Agreement (except for such Party's obligations to deliver or receive the Product, which is covered in Sections 5.3 and 5.4 below), in each case if such failure has a material adverse effect on such Party's performance hereunder, taken as a whole, and is not remedied within thirty
                  (30) Days after written notice, or, if such failure cannot reasonably be cured within such thirty (30) Day period, such additional period, not to exceed ninety (90) Days in the aggregate, as may reasonably be necessary to cure such failure, so long as the Defaulting Party is making diligent efforts to cure such failure;

            (d) such Party becomes Bankrupt; provided, however, that a Party's Bankruptcy shall not constitute an Event of Default hereunder unless, following such Bankruptcy, the Bankrupt Party breaches or defaults in the performance of any covenant or obligation under this Agreement that would, independently of such Bankruptcy, constitute an Event of Default hereunder;

            (e) such Party consolidates or amalgamates with, or merges with or into, or transfers all or substantially all of its assets to, another entity and, at the time of such consolidation, amalgamation, merger or transfer, the resulting, surviving or transferee entity fails to assume all the obligations of such Party under this Agreement to which it or its predecessor was a party by operation of law or pursuant to an agreement reasonably satisfactory to the other Party;

            (f) any of the following occur, any such occurrences being an Event of Default of CES hereunder:

                  (i) any representation or warranty made by the Guarantor in connection with this Agreement is false or misleading in any material respect when made or when deemed made or repeated, and such inaccuracy has a material adverse effect on the Guarantor's performance of or ability to perform its obligations under the Guaranty and such inaccuracy is not corrected within thirty (30) Days after written notice, or, if such inaccuracy cannot reasonably be cured within such thirty (30) period, such longer period, not to exceed ninety (90) Days in the aggregate, as may be reasonably necessary to cure such inaccuracy;

                  (ii) the failure of the Guarantor to make any payment required or to perform any other material covenant or obligation in the Guaranty and such failure shall not be remedied within ten (10) Days after written notice with respect to a failure to make payment and within thirty
                        (30) Days after written notice in all other cases, or, if such failure cannot reasonably be cured within such thirty (30) Day period, such additional period, not to exceed ninety (90) Days in the aggregate, as may reasonably be necessary to cure such failure, so long as the Defaulting Party is making diligent efforts to cure such failure;

                  (iii)  the Guarantor becomes Bankrupt;

                  (iv) the failure of the Guaranty to be in full force and effect for purposes of this Agreement (other than in accordance with its terms) prior to the satisfaction of all obligations of CES under this Agreement, and such failure is not remedied within ten (10) Days after written notice;

                  (v) the Guarantor shall repudiate, disaffirm, disclaim, or reject, in whole or in part, or challenge the validity of the Guaranty; or

                  (vi) Guarantor shall default beyond any applicable grace period in the payment or performance of any obligation due with respect to any recourse indebtedness of Guarantor with a principal amount of more than $200,000,000, which default gives the holder or holders of such indebtedness the right to accelerate the maturity thereof.

           (g) The termination of that certain Master Operation and Maintenance Agreement dated as of March 23, 2004 between the Company and Calpine Operating Services Company, Inc. with respect to any Facility (i) as the result of a default thereunder by the Company or (ii) by the Company not as the result of a default thereunder by Calpine Operating Services Company, Inc. at such time as the applicable Facility Owner is no longer an Affiliate of the Guarantor, which in either case shall constitute an Event of Default of the Company hereunder with respect to such Facility (provided, that CES shall not be entitled to terminate this Agreement with respect to any Facility pursuant to Section 5.2 as a result of an Event of Default under this clause (g) earlier than sixty (60) Days after such a termination of the Master Operation and Maintenance Agreement.

      5.2 Declaration of an Early Termination Date and Calculation of Settlement Amounts. If an Event of Default with respect to a Defaulting Party has occurred and is continuing, the other Party (the "Non-Defaulting Party") shall have the right upon written notice (the "Termination Notice") to the Non-Defaulting Party
(i) to designate a day, no earlier than the day the Termination Notice is effective and no later than 30 Days after the Termination Notice is effective, as an early termination date ("Early Termination Date") to terminate this Agreement with respect to the Facility or Facilities affected by such Event of Default only; provided, however, that if such Event of Default is cured before the Early Termination Date, such Termination Notice shall cease to be effective,
(ii) withhold any payments due to the Defaulting Party under this Agreement with respect to such Facility or Facilities, (iii) suspend performance with respect to such Facility or Facilities, and (iv) seek specific enforcement of this Agreement, the Parties hereby agreeing that the covenants and obligations in this Agreement may be specifically enforced regardless of whether or not there is an adequate remedy available at law. If a Non-Defaulting Party is permitted to and elects to terminate this Agreement with respect to a Facility or Facilities on account of an Event of Default, it shall calculate, in a commercially reasonable manner, a Termination Payment as of the Early Termination Date. The Gams and Losses resulting from termination of this Agreement with respect to such Facility or Facilities shall be determined by calculating the amount that would be incurred or realized to replace or to provide the economic equivalent of the remaining payments or deliveries in respect of the purchase and sale of Gas and Power Products contemplated by this Agreement. The Non-Defaulting Party (or its agent) may determine its Gains and Losses by reference to information either available to it internally or supplied by one or more third parties including, without limitation, quotations (either firm or indicative) of relevant rates, prices, yields, yield curves, volatilities, spreads or other relevant market data in the relevant markets. Third parties supplying such information may include, without limitation, dealers in the relevant markets, end-users of the relevant product, information vendors and other sources of market information.

      5.3 CES Failure. If CES fails to Schedule and/or deliver all or part of the Gas required to be delivered hereunder or fails to accept and receive any Power Products to be delivered hereunder, and such failure is not excused by the Company's failure to perform, then CES shall nonetheless continue to pay the Company the Contract Price as provided in Article Four; provided, that if CES fails to deliver sufficient Gas to enable a Facility Owner to satisfy its obligations under the RMR Agreements, and such failure is not excused by Force Majeure or such Facility Owner's failure to perform, then CES shall be liable for any costs related to replacement Gas required by such Facility Owner to enable it to satisfy its obligations under the RMR Agreements in excess of the amount such Gas would have cost such Facility Owner under this Agreement. If CES willfully fails to Schedule and/or deliver all or part of the Gas required to be delivered hereunder with respect to a Facility or willfully fails to accept and receive any Contrqacted Power Products to be delivered hereunder with respect to a Facility, such failure continues for more than ten (10) Days after written notice, and such failure is not excused by Force Majeure or the Company's failure to perform, then the Company shall have the right to deliver a Termination Notice and to terminate this Agreement with respect to such Facility only pursuant to Section 5.2.

      5.4 Company Failure. If the Company willfully fails to accept and receive all or part of the Gas Scheduled to be delivered hereunder with respect to a Facility or willfully fails to deliver any Contracted Power Products to be delivered hereunder with respect to a Facility, such failure continues for more than ten (10) Days after written notice, and such failure is not excused by Force Majeure or by CES's failure to perform, then CES shall have the right, at its election, (a) to suspend its obligations hereunder, including its obligations to make payments, to schedule and supply Gas, and to schedule and accept Contracted Power Products, until such willful failures to accept and receive Gas and/or to deliver Contracted Power Products cease, and/or (b) to deliver a Termination Notice and to terminate this Agreement with respect to such Facility only pursuant to Section 5.2. Otherwise, if the Company's failure to accept and receive all or part of the Gas Scheduled hereunder with respect to a Facility or to deliver any Contracted Power Products hereunder with respect to a Facility is not willful, CES's sole remedy for such failure shall be the adjustment of the Contract Price provided in Section 4.3.

      5.5 Notice of Payment of Termination Payment. As soon as practicable after a termination hereunder, notice shall be given by the Non-Defaulting Party to the Defaulting Party of the amount of the Termination Payment if any, owed to the Non-Defaulting Party. The notice shall include a written statement explaining in reasonable detail the calculation of such amount. The Termination Payment shall be made by the Defaulting Party within fifteen (15) Business Days after such notice is received by the Defaulting Party.

      5.6 Disputes With Respect to Termination Payment. If the Defaulting Party disputes the Non-Defaulting Party's calculation of the Termination Payment, in whole or in part, the Defaulting Party shall, within ten (10) Business Days after receipt of Non-Defaulting Party's calculation of the Termination Payment, provide to the Non-Defaulting Party a detailed written explanation of the basis for such dispute. The Defaulting Party and the Non-Defaulting Party shall use all commercially reasonable efforts to resolve such dispute by negotiation and compromise. If they are unable to do so within twenty (20) Business Days after the Defaulting Party's delivery of such detailed written explanation, both Parties shall have the right to exercise any or all of their legal rights and remedies with respect to such dispute.

      5.7 Termination for Convenience. The Company may, at its sole option, terminate this Agreement with respect to one or more Facilities or in its entirety at any time during the Term at the Company's convenience upon sixty
(60) Days prior written notice to CES. Upon receipt of such notice, CES shall calculate a Termination Payment hereunder as if the Company were the Defaulting Party. Upon such termination, the Company shall pay CES the Termination Payment so calculated, and, this Agreement shall cease to apply to such Facility or Facilities, and the Contract Price and other provisions hereof shall be adjusted accordingly to delete amounts, rights or obligations related to such Facility or Facilities.

                        ARTICLE SIX: BILLING AND PAYMENT

      6.1 Billing Period. All payments under this Agreement (other than Termination Payments and other damage payments payable pursuant to Article 5, which shall be paid as provided therein) will be paid on a monthly basis. Within ten (10) Days after the end of each month, CES will calculate the amount of the monthly payment due for such month and will send a notice of such amount, together with supporting information and calculations, to the Company.

      6.2 Timeliness of Payment. All invoices for monthly payments under this Agreement shall be due and payable to or by each Facility Owner in accordance with the Facility Owner's or CES's invoice instructions, as applicable, on or before the later of the twenty-fifth (25th) day of each month, or the fifteenth
(15th) day after receipt of the invoice or, if such day is not a Business Day, then on the next Business Day. Payment shall be made by electronic funds transfer, or by other mutually agreeable method(s), to the account designated by a Party in its invoice. Any amounts not paid by the due date will be deemed delinquent and will accrue interest at the Interest Rate, such interest to be calculated from and including the due date to but excluding the date the delinquent amount is paid in full.

      6.3 Disputes and Adjustments of Invoices. A Party may, in good faith, dispute the correctness of any invoice or any adjustment to an invoice, rendered under this Agreement or adjust any invoice for any arithmetic or computational error within twelve (12) months of the date the invoice, or adjustment to an invoice, was rendered. In the event an invoice or portion thereof, or any other claim or adjustment arising hereunder, is disputed, payment of the undisputed portion of the invoice shall be required to be made when due, with notice of the objection given to the other Party. Any invoice dispute or invoice adjustment shall be in writing and shall state the basis for the dispute or adjustment. Payment of the disputed amount shall not be required until the dispute is resolved. Upon resolution of the dispute, any required payment shall be made within five (5) Business Days of such resolution along with interest accrued at the Interest Rate from and including the due date to but excluding the date paid. Inadvertent overpayments shall be returned upon request or deducted by the Party receiving such overpayment from subsequent payments, with interest accrued at the Interest Rate from and including the date of such overpayment to but excluding the date repaid or deducted by the Party receiving such overpayment. Any dispute with respect to an invoice is waived unless the other Party is notified in accordance with this Section 6.3 within twelve (12) months after the invoice is rendered or any specific adjustment to the invoice is made. If an invoice is not rendered within twelve (12) months after the close of the month during which performance has occurred, the right to payment for such performance is waived.

      6.4 Netting of Payments. The Parties hereby agree that they shall discharge mutual debts and payment obligations due and owing to each other on the same date under this Agreement through netting, in which case all amounts owed by each Party to the other Party for the purchase and sale of Products during the monthly billing period under this Agreement, including any related damages calculated pursuant to Article Five, interest, and payments or credits, shall be netted so that only the excess amount remaining due shall be paid by the Party who owes it.

      6.5 Payment Obligation Absent Netting. If no mutual debts or payment obligations exist and only one Party owes a debt or obligation to the other during the monthly billing period, including, but not limited to, any related damage amounts calculated pursuant to Article Five, interest, and payments or credits, that Party shall pay such sum in full when due.

                           ARTICLE SEVEN: LIMITATIONS

      7.1 Limitation of Remedies, Liability and Damages. EXCEPT AS SET FORTH HEREIN, THERE IS NO WARRANTY OF MERCHANTABILITY OR FITNESS FOR A PARTICULAR PURPOSE, AND ANY AND ALL IMPLIED WARRANTIES ARE DISCLAIMED. THE PARTIES CONFIRM THAT THE EXPRESS REMEDIES AND MEASURES OF DAMAGES PROVIDED IN THIS AGREEMENT SATISFY THE ESSENTIAL PURPOSES HEREOF. FOR BREACH OF ANY PROVISION FOR WHICH AN EXPRESS REMEDY OR MEASURE OF DAMAGES IS PROVIDED, SUCH EXPRESS REMEDY OR MEASURE OF DAMAGES SHALL BE THE SOLE AND EXCLUSIVE REMEDY, THE OBLIGOR'S LIABILITY SHALL BE LIMITED AS SET FORTH IN SUCH PROVISION AND ALL OTHER REMEDIES OR DAMAGES AT LAW OR IN EQUITY ARE WAIVED. IF NO REMEDY OR MEASURE OF DAMAGES IS EXPRESSLY PROVIDED HEREIN, THE OBLIGOR'S LIABILITY SHALL BE LIMITED TO DIRECT ACTUAL DAMAGES ONLY, SUCH DIRECT ACTUAL DAMAGES SHALL BE THE SOLE AND EXCLUSIVE REMEDY AND ALL OTHER REMEDIES OR DAMAGES AT LAW OR IN EQUITY ARE WAIVED. UNLESS EXPRESSLY HEREIN PROVIDED, NO PARTY SHALL BE LIABLE FOR CONSEQUENTIAL, INCIDENTAL, PUNITIVE, EXEMPLARY OR INDIRECT DAMAGES, LOST PROFITS OR OTHER BUSINESS INTERRUPTION DAMAGES, WHETHER BY STATUTE, IN TORT OR CONTRACT, UNDER ANY INDEMNITY PROVISION OR OTHERWISE. IT IS THE INTENT OF THE PARTIES THAT THE LIMITATIONS HEREIN IMPOSED ON REMEDIES AND THE MEASURE OF DAMAGES BE WITHOUT REGARD TO THE CAUSE OR CAUSES RELATED THERETO, INCLUDING THE NEGLIGENCE OF ANY PARTY, WHETHER SUCH NEGLIGENCE BE SOLE, JOINT OR CONCURRENT, OR ACTIVE OR PASSIVE. TO THE EXTENT ANY DAMAGES REQUIRED TO BE PAID HEREUNDER ARE LIQUIDATED, THE PARTIES ACKNOWLEDGE THAT THE DAMAGES ARE DIFFICULT OR IMPOSSIBLE TO DETERMINE, OR OTHERWISE OBTAINING AN ADEQUATE REMEDY IS INCONVENIENT AND THE DAMAGES CALCULATED HEREUNDER CONSTITUTE A REASONABLE APPROXIMATION OF THE HARM OR LOSS.

                       ARTICLE EIGHT: GOVERNMENTAL CHARGES

      8.1 Cooperation. Each Party shall use reasonable efforts to implement the provisions of and to administer this Agreement in accordance with the intent of the parties to minimize all taxes, so long as neither Party is materially adversely affected by such efforts.

      8.2 Governmental Charges. The payments to be made by CES to the Company hereunder are net of all taxes due or payable with respect to such payments. Accordingly, CES shall pay or cause to be paid all taxes imposed by any government authority ("Governmental Charges") on or with respect to Gas delivered hereunder arising prior to or at the applicable Delivery Point and on or with respect to any Power Product delivered hereunder arising at or after the applicable Delivery Point, including any sales or use taxes imposed in connection with the sale or transfer of any Gas or Power Product. The Company shall pay or cause to be paid all Governmental Charges on or with respect to Gas delivered hereunder imposed after the applicable Delivery Point and with respect to Power Products delivered hereunder imposed prior to the applicable Delivery Point. Franchise or income taxes imposed on the net income of a Party shall be the responsibility of that Party. In the event either Party is required by law or regulation to remit or pay Governmental Charges which are the other Party's responsibility hereunder, the second Party shall promptly reimburse the first Party for such Governmental Charges. Nothing herein shall obligate or cause a Party to pay or be liable to pay any Governmental Charges for which it is exempt under the law.

                           ARTICLE NINE: MISCELLANEOUS

      9.1 Representations and Warranties. On the Effective Date, each Party represents and warrants to each other Party that:

            (i) it is duly organized, validly existing and in good standing under the laws of the jurisdiction of its formation;

            (ii) it has all regulatory authorizations necessary for it to legally perform its obligations under this Agreement;

            (iii) the execution, delivery and performance of this Agreement are within its powers, have been duly authorized by all necessary action and do not violate any of the terms and conditions in its governing documents, any material contracts to which it is a party or any law, rule, regulation, order or judgment applicable to it;

            (iv) this Agreement and each other document executed and delivered in accordance with this Agreement constitutes its legally valid and binding obligation enforceable against it in accordance with its terms subject to any Equitable Defenses.

            (v) it is not Bankrupt and there are no proceedings pending or being contemplated by it or, to its knowledge, threatened against it which would result in it being or becoming Bankrupt;

            (vi) there is not pending or, to its knowledge, threatened against it or any of its Affiliates any legal proceedings that could reasonably be expected to materially and adversely affect its ability to perform its obligations under this Agreement;

            (vii) no Event of Default with respect to it has occurred and is continuing and no such event or circumstance would occur as a result of its entering into or performing its obligations under this Agreement;

            (viii) it is acting for its own account, has made its own
                  independent decision to enter into this Agreement and as to whether this Agreement is appropriate or proper for it based upon its own judgment, is not relying upon the advice or recommendations of the other Party in so doing, and is capable of assessing the merits of and understanding, and understands and accepts, the terms, conditions and risks of this Agreement; and

            (ix) it has entered into this Agreement in connection with the conduct of its business and it has the capacity or ability to make or take delivery of all Products referred to herein.

      9.2 Title. Seller warrants that it will deliver to Buyer the Quantity of each Product to be delivered hereunder free and clear of all liens, security interests, claims and encumbrances or any interest therein or thereto by any person arising prior to the applicable Delivery Point.

     9.3 Indemnity. Each Party shall indemnity, defend and hold harmless the other Parties from and against any Claims arising from or out of any event, circumstance, act or incident first occurring or existing during the period when control and title to Product is vested in such Party as provided in Section 3.1. Each Party shall indemnify, defend and hold harmless the other Parties against any Governmental Charges for which such Party is responsible under Article Nine.

      9.4 Assignment. No Party shall assign its rights and interests under this Agreement without the prior written consent of the other Consent Parties, which consent may be withheld in the exercise of its sole discretion; provided, however, either Party may, without the consent of the other Party (and without relieving itself from liability hereunder), (i) transfer, sell, pledge, encumber or assign its rights and interests under this Agreement and in and to the accounts, revenues or proceeds hereof in connection with any financing or other financial arrangements, or (ii) transfer or assign its rights and interests under this Agreement to an Affiliate of such Party if, (A) in the case of CGC, the assignee succeeds to the ownership of all of the Facility Owners, (B) in the case of a Facility Owner, the assignee succeeds to the ownership of the applicable Facility, or (C) in the case of CES, the obligations of the assignee continue to be guaranteed by the same Guarantor.

      9.5 Governing Law. THIS AGREEMENT AND THE RIGHTS AND DUTIES OF THE PARTIES HEREUNDER SHALL BE GOVERNED BY AND CONSTRUED, ENFORCED AND PERFORMED IN ACCORDANCE WITH THE LAWS OF THE STATE OF CALIFORNIA. EACH PARTY WAIVES ITS RESPECTIVE RIGHT TO ANY JURY TRIAL WITH RESPECT TO ANY LITIGATION ARISING UNDER OR IN CONNECTION WITH THIS AGREEMENT.

      9.6 Notices. All notices, requests, statements or payments shall be made as follows:

      CES:              Calpine Energy Services, L.P.
                        717 Texas Street, Suite 1000
                        Houston, TX 77002
                        Attn: Contract Administration
                        Fax: (713)830-8751
                        Phone: (713)830-8845

      CGC:              Calpine Generating Company, LLC
                        50 West San Fernando Street
                        San Jose, California 95113
                        Attn: General Counsel
                        Fax: (408)995-0505
                        Phone: (408)995-5115

      Facility Owner:   To the Plant Manager for the applicable Facility at the
                        address set forth on Exhibit A attached hereto.

Notices (other than scheduling requests) shall, unless otherwise specified herein, be in writing and may be delivered by hand delivery, United States mail, overnight courier service or facsimile. Notice by facsimile or hand delivery shall be effective at the close of business on the day actually received, if received during business hours on a Business Day, and otherwise shall be effective at the close of business on the next Business Day. Notice by overnight United States mail or courier shall be effective on the next Business Day after it was sent. A Party may change its addresses by providing like notice as specified above.

      9.7 General. This Agreement (including the exhibits, schedules and any written supplements hereto), constitute the entire agreement between the Parties relating to the subject matter. This Agreement shall be considered for all purposes as prepared through the joint efforts of the Parties and shall not be construed against a Party as a result of the preparation, substitution, submission or other event of negotiation, drafting or execution hereof. Except to the extent herein provided for, no amendment or modification to this Agreement shall be enforceable unless reduced to writing and executed by all affected Parties. Each Party agrees if it seeks to amend any applicable wholesale power sales tariff during the term of this Agreement, such amendment will not in any way affect this Agreement without the prior written consent of the other affected Parties. Each Party further agrees that it will not assert, or defend itself, on the basis that any applicable tariff is inconsistent with this Agreement. This Agreement shall not impart any rights enforceable by any third party (other than a permitted successor or assignee bound to this Agreement). Waiver by a Party of any default by another Party shall not be construed as a waiver of any other default. Any provision declared or rendered unlawful by any applicable court of law or regulatory agency or deemed unlawful because of a statutory change (individually or collectively, such events referred to as "Regulatory Event") will not otherwise affect the remaining lawful obligations that arise under this Agreement. If a Regulatory Event occurs, the Parties shall use their best efforts to reform this Agreement in order to give effect to the original intention of the Parties. The term "including" when used in this Agreement shall be by way of example only and shall not be considered in any way to be in limitation. The headings used herein are for convenience and reference purposes only. All indemnity and audit rights shall survive the termination of this Agreement for twelve (12) months. This Agreement shall be binding on each Party's successors and permitted assigns.

      9.8 Audit. Each Party has the right, at its sole expense and during normal working hours, to examine the records of another Party to the extent reasonably necessary to verify the accuracy of any statement, charge or computation made pursuant to this Agreement. If requested, a Party shall provide to the other Parties statements evidencing the Quantity delivered at an applicable Delivery Point. If any such examination reveals any inaccuracy in any statement, the necessary adjustments in such statement and the payments thereof will be made promptly and shall bear interest calculated at the Interest Rate from the date the overpayment or underpayment was made until paid; provided, however, that no adjustment for any statement or payment will be made unless objection to the accuracy thereof was made prior to the lapse of twelve (12) months from the rendition thereof, and thereafter any objection shall be deemed waived.

      9.9 Forward Contract. The Parties acknowledge and agree that this Agreement constitutes a "forward contract" within the meaning of the United States Bankruptcy Code.

      9.10 Confidentiality. The Parties agree that they will not disclose their communications with any Transporter or Transmission Provider to a third party (other than the Party's employees, lenders, counsel, accountants or advisors who have a need to know such information and have agreed to keep such terms confidential) except in order to comply with any applicable law, regulation, or any exchange, control area or independent system operator rule or in connection with any court or regulatory proceeding; provided, however, each Party shall, to the extent practicable, use reasonable efforts to prevent or limit the disclosure. The Parties shall be entitled to all remedies available at law or in equity to enforce, or seek relief in connection with, this confidentiality obligation.

      9.11 Guaranty. CES shall deliver to the Company, prior to or concurrently with the execution and delivery of this Agreement, a guaranty (the "Guaranty") in a form reasonably acceptable to the Company whereby Guarantor guarantees, in favor of the Company, the performance by CES of its obligations under this Agreement.

      IN WITNESS WHEREOF, the Parties have caused this Agreement to be duly executed as of the date first above written.

CALPINE ENERGY SERVICES, L.P.                  CALPINE GENERATING COMPANY, LLC

By: /s/ Rodney Malcolm                          By: /s/ Zamir Rauf
   -------------------------                     ------------------------
Name: RODNEY MALCOLM                           Name: ZAMIR RAUF
Title: Authorized Signatory                    Title: Vice President

DELTA ENERGY CENTER, LLC                       LOS MEDANOS ENERGY CENTER, LLC

By: /s/ Zamir Rauf                             By: /s/ Zamir Rauf
    ------------------------                      ------------------------
Name: ZAMIR RAUF                               Name: ZAMIR RAUF
Title: Vice President                          Title: Vice President

                                   EXHIBIT A

                         DESCRIPTION OF THE FACILITIES

DELTA ENERGY CENTER FACILITY

      Address:  2024 Highway 20 West
                Decatur, Alabama 35601
                (256)301-6500


      The Delta facility is a nominal 799 MW natural gas-fired combined cycle generating facility with an estimated peak capacity of 882 MW. The facility consists of three Siemens combustion turbines and three Deltak heat recovery steam generators which supply steam to a single Toshiba steam turbine.

LOS MEDANOS ENERGY CENTER FACILITY

      Address:  750 East Third Street
                Pittsburg, California 94565
                (925)473-2180


      The Los Medanos facility is a nominal 497 MW natural gas-fired combined cycle generating facility with an estimated peak capacity of 566 MW. The facility consists of two General Electric combustion turbines and two Nooter Eriksen heat recovery steam generators which supply steam to a single General Electric steam turbine. The facility supplies power and steam to USS-POSCO Industries and may supply power to Dow Chemical Company.

                                  SCHEDULE 1

                          DELTA ENERGY CENTER FACILITY
                                1200 DARCY LANE
                              PITTSBURG, CA 94565

LOCATION: California

NERC REGION: WECC

APPLICABLE CAPACITY: 250 MW

VARIABLE O&M AMOUNT:

Effective Date through December 2004:          $0.26
January 2005 through December 2005:             0.27
January 2006 through December 2006:             0.28
January 2007 through December 2007:             0.28
January 2008 through December 2008:             0.30
January 2009 through December 2009:             0.31
January 2010 through December 2010:             0.31
January 2011 through December 2011:             0.32
January 2012 through December 2012:             0.33
January 2013 through December 2013:             0.34

GAS DELIVERY POINT: CPN Pipeline Meter No. 32600
                    PG&E City Gate interconnection at Delta Energy Facility

POWER DELIVERY POINT: 230kV Pittsburgh Power Plant Switchyard

FACILITY TRANSPORTATION
 CHARGE ADJUSTMENT:     To the extent the Facility Owner pays local distribution
                        charges to PG&E, the amount of such local distribution charges (currently $0.31/MMBtu)

                                   SCHEDULE 2

                       LOS MEDANOS ENERGY CENTER FACILITY
                             750 EAST THIRD STREET
                               PITTSBURG, CA 94565

LOCATION: California

NERC REGION: WECC

APPLICABLE CAPACITY: 250 MW

VARIABLE O&M AMOUNT:

Commencement through December 2004:              $0.50
January 2005 through December 2005:               0.52
January 2006 through December 2006:               0.53
January 2007 through December 2007:               0.54
January 2008 through December 2008:               0.52
January 2009 through December 2009:               0.53
January 2010 through December 2010:               0.55
January 2011 through December 2011:               0.56
January 2012 through December 2012:               0.57
January 2013 through December 2013:               0.59

GAS DELIVERY POINT: CPN Pipeline Meter No. 32500
                    PG&E City Gate interconnection at LMEC Facility

POWER DELIVERY POINT: 115kV LMEC Switchyard

FACILITY TRANSPORTATION
 CHARGE ADJUSTMENT:     To the extent the Facility Owner pays local distribution
                        charges to PG&E, the amount of such local distribution charges (currently $0.31/MMBtu)

                                      S-2